Exhibit 10.15

Distribution Agreement

G-SMATT Global Co., Ltd. (hereinafter referred to as “Party A”) and G-SMATT Co., Ltd. (hereinafter referred to as “Party B”), based on mutual trust, hereby enter into this Distribution Agreement (this “Agreement”) as set forth below in order to grow and maximize the efficiency of the LED transparent display panel business.

Preamble

1.

“Party A” and “Party B” have entered into each of the following agreements (collectively, hereinafter referred to as the “Existing Distribution Agreements”) in connection with granting “Party A” the exclusive right to sell within and outside Korea LED transparent display panel products produced by “Party B.”

A.

Overseas Sales Agent Agreement dated December 30, 2013, covering Hong Kong, Singapore, Macau and the Philippines, with the contract deposit of KRW 1 billion and the term running until December 31, 2018.

B.

Overseas Sales Agent Agreement dated January 9, 2014, covering Brazil, Argentina, Chile, Australia, New Zealand, India and Indonesia, with the contract deposit of KRW 1 billion and the term running until December 31, 2018.

C.

China Sales Agent Agreement dated February 28, 2014, covering the People’s Republic of China, with the contract deposit of KRW 4 billion and the term running until the manufacturing facilities of the joint venture with CECEP Group would be fully constructed and in a position to produce and supply products without issue.

D.	An agreement dated March 21, 2014, whereby “Party A” agrees to assume the exclusive distribution rights in Korea of G-SMATT Korea Co., Ltd.

E.	Service Agreement dated April 14, 2014, covering Austria, France, Qatar, Saudi Arabia, Kuwait, and the UAE, with the contract deposit of KRW 500 million and the term running until December 31, 2018.

F.

Overseas Sales Agent Agreement dated April 16, 2014, covering all European countries (including Russia) except Austria and France, with the contract deposit of KRW 3 billion and the term running until December 31, 2018.

G.

Overseas Sales Agent Agreement dated April 29, 2014, covering all territories other than the existing territories, with the contract deposit of KRW 2.5 billion and the term running until December 31, 2018.

2.

“Party B” has provided to “Party A” as collateral a total of 88,000 shares of common stock of “Party B” owned by Ho Joon Lee and 20% of the shares of Tian Jin CECEP Brillshow Co., Ltd. owned by “Party B” to secure the payment of the contract deposits received from “Party A” pursuant to the Existing Distribution Agreements.

3.

Out of the contract deposits of KRW 12 billion received from “Party A” pursuant to the Existing Distribution Agreements, as of the date hereof, “Party B” has settled (offset) KRW 3.5 billion as purchase price for the products of “Party A” and retains the contract deposit of KRW 8.5 billion in total.

On the basis of the above facts, “Party A” and “Party B” hereby enter into this Distribution Agreement as follows.

Following

Section 1 (Purpose)

This Agreement is intended to replace the Existing Distribution Agreements between “Party A” and “Party B”, and set forth all of the matters necessary in granting “Party A” the exclusive distribution rights in respect of LED transparent display panel products produced by “Party B” now or in the future.

Section 2 (Grant of Exclusive Distribution Rights)

During the term of this Agreement, “Party B” grants “Party A” the right to exclusively sell the “Products” in the “Territories” defined below (the “Exclusive Distribution Rights”).

A.	Products: All LED transparent display panel products produced by “Party B” now or in the future.

B.	Territories: within and outside Korea

Section 3 (Relationship to Existing Distribution Agreements)

①	The Existing Distribution Agreements between “Party A” and “Party B” shall no longer be in effect and be replaced by this Agreement upon the execution of this Agreement.

②	Notwithstanding Section 3.1, the Agreement dated March 21, 2014 in respect of Korea shall remain effective.

③

The replacement of the Existing Distribution Agreements and any existing contractual arrangements in connection therewith pursuant to this Section 3 shall be governed by the relevant provisions of this Agreement. Any matters not provided for herein shall be determined by mutual consultation of the parties.

Section 4 (Exclusive Distribution Fee).

“Party A” shall pay “Party B” a total of KRW 10 billion of exclusive distribution fee as follows in consideration of the grant of the Exclusive Distribution Rights pursuant to Section 2:

Deposit: 2015.07.31, 20%, KRW 2.2 billion (exclusive of VAT), offset against the deposits paid.

Balance: 2015.09.30, 80%, KRW 8.8 billion (exclusive of VAT), payment in cash after offset against the deposits paid.

However, the Exclusive Distribution Rights shall become effective upon payment of balance by “Party A” to “Party B.”

Section 5 (Return of Collateral Under Existing Distribution Agreement)

Immediately following the execution of this Agreement, “Party A” shall return to “Party B” all collateral received from “Party B” to secure the obligation of “Party B” to pay the contract deposits pursuant to the Existing Distribution Agreements (including the 88,000 shares of common stock of “Party B” owned by Ho Joon Lee and 20% of the shares of Tian Jin CECEP Brillshow Co., Ltd.).

Section 6 (Sublicense of Distribution Right etc.)

①

“Party A” may sublicense to a third party the Exclusive Distribution Rights granted hereunder, in whole or in part, in respect of some of the “Territories” provided that “Party A” and such third party shall agree that in the event of cancellation or modification of the Exclusive Distribution Rights granted by “Party B” to “Party A,” any exclusive distribution right granted by “Party A” to such third party shall be cancelled or modified accordingly.

②

In the case of Section 6.1, “Party A” shall provide prior written notice to “Party B” setting forth the details of such sublicense of the distribution rights (the relevant territories, the qualification of the third party, the terms and conditions of such sublicense, etc.).

③

In the event that “Party A” sublicenses any of its distribution rights to a third party pursuant to this Section 6, it shall pay “Party B” an amount equal to 50% of the consideration paid by the relevant third party for such sublicense (which means, regardless of how it is named, all proceeds received in exchange for the sublicense of the distribution rights).

Section 7 (Matters Concerning Product Supply)

①

The prices of the products produced by “Party B” and sold to “Party A” shall be determined by mutual agreement between “Party A” and “Party B”, provided that such prices shall allow “Party A” to realize an appropriate margin.

②

In the event that “ Party A” pursues a project in Korea or abroad, the price of the products to be delivered in such project and the products to be supplied by “Party B” to “Party A” shall be decided by mutual consultation prior to the submission of project proposals, and if “Party A” has won the project, “Party B” shall supply to “Party A” the pre-agreed products at the pre-agreed prices.

③

“Party B” shall indemnify “Party A” for any damages arising from its failure to supply products pursuant to Section 7.2, provided, however, that if such failure is due to a force majeure event such as a natural disaster, all or part of the damages may be waived.

④

The terms and conditions of payment for the products supplied under this Agreement shall be determined by mutual consultation of the parties on a project by project basis having regard to the terms of payment for the project pursued by “Party A”.

⑤

In the event of a claim alleging that any product of “Party B” sold by “Party A” has infringed the rights of a third party (including but not limited to industrial property rights), “Party A” and “ Party B” shall jointly respond to such claim working in collaboration with each other.

Section 8 (Matters Concerning Joint Development of New Products)

①	If “Party A” and “Party B” jointly develop a new product, any rights to such product (including intellectual property rights) shall be jointly owned by “Party A” and “Party B”.

②	The name of such jointly developed product pursuant to Section 8.1 shall be determined by “Party A,” and shall be tentatively called “G-SMATT Glass”.

③

The development costs of such new product shall be shared between “Party A” and “Party B” by mutual consultation on a project by project basis. “Party A” shall have the right to exclusively distribute in all territories, and “Party B” shall have the right to exclusively produce, such product.

Section 9 (Liquidated Damages)

①

In the event of a failure of “Party B” to deliver products within the pre-agreed delivery deadline, “Party B” shall pay “Party A” a late fee in an amount equal to 0.5/1,000 (a cap of 5% of the maximum contract amount).

②	The number of days of delay in Section 9.1 shall be calculated from the delivery date stated in the individual supply contract (or agreed proposal) to the actual delivery date.

Section 10 (Quality Assurance)

①	The warranty period for the products sold by “Party B” to “Party A” shall be two years subject to mutual agreement taking into account of the nature of the project undertaken by “Party A”.

②

In the event of a failure in any product supplied by “Party B” pursuant to this Agreement and sold to a third party and installed by “Party A” that is attributable to “Party B,” the relevant product shall be immediately repaired or replaced at the expense of “Party B,” and “Party A” shall provide all necessary cooperation.

Section 11 (Fiduciary Duty)

“Party A” and “Party B” shall fulfill the duty of care of a prudent manager in carrying out the partnership work under this Agreement and faithfully perform the terms of this Agreement.

Section 12 (Confidentiality Obligation)

“Party A” and “Party B” shall not, without the prior consent of the other party, use or divulge any information of the other party acquired in connection with the execution and performance of this Agreement for purposes other than the performance of this Agreement or promotion of any joint business. The confidentiality obligations in this Section 12 shall survive for a period of ten years after the termination of this Agreement.

Section 13 (Term)

The term of this Agreement shall commence on the execution date of this Agreement and remain in effect until January 31, 2025, subject to extension by mutual consultation of the parties prior to the expiration of this Agreement, provided, however, that the term of the agreement in respect of the right to distribute in the People’s Republic of China among the Territories shall be until the manufacturing facilities of the joint venture with CECEP Group would be fully constructed and in a position to produce and supply products without issue.

Section 14 (Termination)

Upon the occurrence of any of the events set forth below, either “Party A” or “Party B” may terminate this Agreement by giving notice to the other party stating the cause for such termination. The party responsible for the termination of this Agreement shall be liable to indemnify the other party for damages incurred as a result of such termination.

A.	A party requests in writing the other party to remedy a breach of this Agreement, and the breaching party fails to cure such breach within one month.

B.	Any note or check of either party is declared dishonored, or the material assets of either party are seized, provisionally seized, disposed of, or foreclosed

C.	Bankruptcy, workout or rehabilitation proceedings have been commenced in respect of either party.

D.	The “Product” is found to have infringed a third party’s industrial property rights

Section 15 (Limitation on Assignment)

Neither party may, without the prior written consent of the other party, assign, pledge or provide as collateral to a third party all or part of its status or its rights or obligations under this Agreement.

Section 16 (Amendment)

This Agreement may only be modified by a written agreement of both parties.

Section 17 (Entire Agreement)

This Agreement constitutes the entire agreement of the parties, and each provision of this Agreement supersedes all written or oral agreements and other arrangements previously entered into by the parties.

Section 18 (Dispute Resolution)

Any dispute arising out of a difference between the parties concerning the rights or obligations of the parties under this Agreement shall be settled amicably by mutual consultation. Any difference or dispute not so settled shall be referred to the Central District Court of Korea shall have jurisdiction as a court of first instance.

Section 19 (Miscellaneous)

①	“Party A” and “Party B” may agree, in equal position, on separate terms and conditions in respect of any matters not provided for herein.

②	“Party A” and “Party B” may, by mutual consultation, modify or amend this Agreement.

[Intentionally left blank for signature below]

Party A and Party B hereby enter into this Agreement based on sufficient negotiations and their true will. In witness whereof, the parties have made and signed this Agreement in two counterparts and shall retain one copy each.

July 31, 2015

“Party A”

G-SMATT Global Co., Ltd.

20, Pangyoyeok-ro 241beon-gil (1F Mirae Asset Venture Tower, Sampyeong-dong), Bundang-gu, Seongnam-si, Gyeonggi-do, Korea

/s/ Gi Seong Lee

Representative Director, Gi Seong Lee

“Party B”

G-SMATT Co., Ltd.

298-42, Cheongbukjungang-ro, Pyeongtaek-si, Gyeonggi-do, Korea

/s/ Ho Joon Lee

Representative Director, Ho Joon Lee